 CONTACTS:

Investor Relations:                                        Media Relations:
Carole Curtin                                                Bob Meldrum
carole.curtin@twtelecom.com                                bob.meldrum@twtelecom.com
303-566-1000 303-566-1354

Time Warner Telecom Closes Xspedius Communications Acquisition

--Acquisition expands metro fiber footprint to 75 markets--

      LITTLETON, Colo. - October 31, 2006 - Time Warner Telecom Inc. ("TWTC" or the "Company") (NASDAQ: TWTC), a leading provider of managed voice and data networking solutions for businesses, today announced that it has completed its acquisition of Xspedius Communications, LLC, which was announced on July 27.

      Pursuant to the terms of the merger agreement, the Company issued 18,249,428 shares of Class A Common Stock and paid $216 million in cash, including an adjustment for working capital. The Company assumed no debt in the transaction.

      "We continue to believe in the value of the last mile connectivity to enterprise customers, and this acquisition further expands our network reach and market density, enhancing our ability to further fuel enterprise growth," said Larissa Herda, Chairman, CEO and President of Time Warner Telecom. "We have been preparing for the integration of the two companies, and look forward to achieving the synergistic capabilities of the powerful combined fiber footprint and advanced network solutions created by the merger of both operations."

      Concurrent with the closing of the Xspedius acquisition, the Company's wholly-owned subsidiary, Time Warner Telecom Holdings Inc., drew down the balance of its secured Term Loan B credit facility. The draw down was used to fund the $250 million redemption, including the redemption fees and accrued interest, of its $240 million principal amount Second Priority Senior Secured Floating Rate Notes due 2011 to be paid on November 6, 2006, and $150 million was used to fund a portion of the acquisition.

About Time Warner Telecom

Time Warner Telecom Inc., headquartered in Littleton, Colo., provides managed network services, specializing in Ethernet and transport data networking, Internet access, local and long distance voice, VoIP and security, to enterprise organizations and communications services companies throughout the U.S. As a leading provider of integrated and converged network solutions, Time Warner Telecom delivers customers overall economic value, quality, service, and improved business productivity. Please visit www.twtelecom.com for more information.

Forward-Looking Statements

The statements in this press release concerning the Xspedius acquisition, including without limitation anticipated enterprise growth and synergies related to the acquisition, are forward-looking statements that reflect Time Warner Telecom management's views with respect to future events and financial performance. These statements are based on Time Warner Telecom management's current expectations and are subject to risks and uncertainties. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the risks summarized in the Company's filings with the SEC, especially the section entitled "Risk Factors" in Item 1A of its 2005 Annual Report on Form 10-K and Part II, Item 1A of its Form 10-Q for the quarter ended June 30, 2006, and risks that the Company may not be able to achieve the anticipated enterprise growth, cost savings and other synergies and other benefits related to the acquisition and that capital expenditures and integration costs for the acquired business may exceed those projected. Time Warner Telecom undertakes no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.